Exhibit 99.1
For Release at 8:00 AM EST on Monday, February 1, 2010
Gasco Energy Announces Changes in Officers and Directors
Mark Erickson Resigns as CEO, President and Director;
Chuck Crowell Named Interim CEO;
King Grant Named President & CFO
DENVER, February 1, 2010 /PRNewswire-FirstCall/ — Gasco Energy (NYSE Amex: GSX) today announced the resignation of Mark A. Erickson from his position as president and chief executive officer and as a member of the Company’s Board of Directors. Mr. Erickson, whose resignation became effective January 27, 2010, is leaving the Company so that he may pursue other business opportunities. As part of the resignation, Mr. Erickson has agreed to serve as a consultant for the Company for nine months in order to assist the Company with the transition process.
The Company also today announced that effective January 29, 2010, the Board of Directors appointed director Charles B. Crowell to serve as the Company’s interim chief executive officer while continuing to serve as a director of the Company. Mr. Crowell, who has served on various committees of Gasco’s Board of Directors since July 2002, is a practicing attorney, a consultant to oil and gas companies and holds directorships on other public company Boards. His over 30 years of oil and gas industry experience and lengthy service to Gasco as a lead director make him ideally suited to assume the responsibilities as interim chief executive officer. Mr. Crowell holds a BA degree from John Hopkins University and a JD from the University of Arkansas.
Also on January 29, 2010, the Board of Directors appointed the Company’s executive vice president and chief financial officer, W. King Grant, to serve as the Company’s president. He will also maintain his current position as chief financial officer. Mr. Grant has served as Gasco’s chief financial officer and executive vice president of the Company since July 2001. Mr. Grant holds a BSE in Chemical Engineering from Princeton University and an MBA from the Wharton School at the University of Pennsylvania.
The Company does not expect to enter into any written employment agreement with Mr. Crowell or to modify the terms of Mr. Grant’s employment agreement with the Company in connection with the matters disclosed in this news release.
Management Comment
Commenting on the new composition of officer and directors, interim CEO Chuck Crowell said: “The Board of Directors sincerely thanks Mark Erickson for his service to Gasco and its predecessors since its inception in 1999. Mark’s efforts as a founding Gasco shareholder were instrumental in identifying and developing the Company’s principal asset, our Riverbend Project in Utah. The Board wishes Mark every success in his new endeavors. We will continue to work closely with him during the transition period. With King serving as president and continuing in his role as chief financial officer and Mike Decker continuing in his role as executive vice president and chief operating officer, we have every confidence that the transition will be very smooth.”
“Chuck Crowell and I have worked closely together during the past several years through his very active position as vice chairman of the Board and as a member of the executive committee of the Board,” said King Grant, Gasco’s president. “He is well apprised of the efforts we are undertaking to strengthen our balance sheet and his hands-on approach as a director allows him to seamlessly step in the interim CEO role. In addition, his long career in various senior-level management positions in the oil and gas industry will lend perspective to the ongoing management of the Company.”

About Gasco Energy
Denver-based Gasco Energy, Inc. is natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations. To learn more, visit http://www.gascoenergy.com.
Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044
Forward-looking Statements
Certain statements set forth in this press release relate to management’s future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; our ability to manage interest rate and commodity price exposure; changes in the Company’s borrowing arrangements; the condition of credit and capital markets in the United States; our ability to complete a sale of our gas gathering system and related assets; and other risks described under “Risk Factors” in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 4, 2009 and under “Risk Factors” in Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 filed with the SEC on August 4, 2009.
Any of these factors could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. When you consider these forward-looking statements, you should keep in mind these factors. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these factors. Our forward-looking statements speak only as of the date made. The Company assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

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